Exhibit 10.1

GOVERNMENT OF AMERICAN SAMOA

INDEPENDENT CONTRACTOR SERVICE CONTRACT #

This contract entered into by and between the Government of American Samoa (hereafter GOVERNMENT) and Blue Sky Communications (hereafter CONTRACTOR),

(1)	DUTIES OF CONTRACTOR:

Within the term provided for herein CONTRACTOR shall faithfully And completely perform the duties below set out for the following agency, office, or department:

EDUCATION

Other and further duties reasonably related to those specifically set out and which may be accomplished within the term provided for herein may be assigned to the CONTRACTOR without additional cost to GOVERNMENT.

The duties of CONTRACTOR shall be:

As described in Bib Proposal Section 4 attached herewith.

(2)	TERM AND PLACE OF PERFORMANCE:

CONTRACTOR shall commence performance hereunder on 7/1/05. And complete said performance no later than 6/30/06.

All performance hereunder shall be in American Samoa Except as follows:

(3)	PAYMENT:

Subject to the terms and conditions hereof, CONTRACTOR shall be entitled to the following compensation and benefits:

	ASDOE	SLD
(a) Per Diem
(b) Transportation
(c) Professional Fee	$35,480	$319,320
(d) Other (specify)
Total	$35,480	$319,320

All payments to which CONTRACTOR is entitled shall be made upon certification of completed obligation by the government Agency Head and approved by Contracting Office, Office of Procurement. Payments to which the CONTRACTOR is entitled shall be made as follows:

ASDOE will pay on a monthly basis an amount of $2,800 with an additional payment of $1,880 being made in the first month for Installation.

Blue Sky Communications will bill the School’s libraries Division directly for the remaining payments of $319,320.

All payments for this contract are contingent on approval by SLD of American Samoa’s application under the SLD’s erate program.

(4)	ASSIGNMENT:

CONTRACTOR shall neither assign nor subcontract any portion of this contract. Furthermore, no assignment of any monies due hereafter to CONTRACTOR, either voluntary or by operation of law, shall be valid without prior written consent of GOVERNMENT. It is expressly understood and agreed that such consent will be wholly within the discretion of the GOVERNMENT and will be granted only in exceptional cases.

(5)	AMENDMENTS IN WRITING:

This contract may be amended at anytime during the term hereof, with or without additional consideration, provided, however, no amendments or other variation of this contract shall be valid unless in writing and signed by the CONTRACTOR and all duly authorized representatives of the GOVERNMENT.

(6)	RELATIONSHIP OF PARTIES:

The relationship of the parties hereto shall in no event be deemed or construed to be that of employer and employee or of principal and agent, or of any other relationship other than the CONTRACTOR as an independent CONTRACTOR to provide the services specified in this Contract.

(7)	TERMINATION:

This clause applies only to contracts for $10,000 or less:

A.	TERMINATION FOR CAUSE:

The GOVERNMENT may discharge the CONTRACTOR and terminate this contract at anytime when it shall determine that it has sufficient cause arising from CONTRACTOR’S dereliction or unsatisfactory performance of duty or failure to perform in accordance with each and every requirement of this contract or for misrepresentation by the CONTRACTOR or conviction of the CONTRACTOR of any felony. If the services of the CONTRACTOR are terminated for cause prior to completion of the above-specified duties, the GOVERNMENT may require repayment by the CONTRACTOR of all advanced payments made and may require delivery of any partially completed work. In the event GOVERNMENT shall be liable only for the pro rata portion of work completed, and any monies paid to CONTRACTOR in excess thereof shall be promptly repaid to GOVERNMENT.

B.	TERMINATION FOR CONVENIENCE:

This clause applies only to contracts for $10,000 or less:

(a)	The government may terminate performance of work under this Contract in whole or, from time to time, in part, if the contract officer determines that a termination is in the government’s interest. The contract officer shall terminate by delivering to the CONTRACTOR a notice of termination specifying the extent of termination and the effective date.

(b)	After receipt of a notice of termination, and except as directed by the contract officer, the CONTRACTOR shall immediately proceed with the following obligations, regardless of any delay in determining or adjusting any amounts due under this clause:

(l)	Stop work as specified in the notice;

(2)	Place no further subcontracts or orders (referred to as subcontracts in this clause) for materials, services, or facilities, except as necessary to complete the continued portion of this contract;

(3)	Terminate all subcontracts to the extent they relate to the work terminated;

(4)	Assign to the government, as directed by the contracting officer, all right, title, and interest of the contractor under the subcontracts terminated, in which case the government shall have the right to settle or to pay any termination settlement proposal arising out of those terminations;

(5)	With approval or ratification to the extent required by the contracting officer,, settle all outstanding liabilities and termination settlement proposals arising from the termination of subcontracts; the approval or ratification will be final for purposes of this clause;

(6)	As directed by the contracting officer, transfer title and deliver to the government (l) the fabricated or unfabricated parts, work in process, completed work, supplies, and other material produced or acquired for the work terminated, and (2) the completed or partially completed plans, drawings, information, and other property that, if the contract had been completed, would be required to be furnished to the government;

(7)	Complete performance of the work not terminated;

(8)	Take any action that may be necessary or that the contracting officer may direct, for the protection and preservation of the property related to this contract that is in the possession of the CONTRACTOR and in which the government has or may acquire an interest:

(9)	Use its best effort to sell, as directed or authorized by the contract officer, any subparagraph (6) of this section; provided however, that the CONTRACTOR (i) is not required to extend credit to any purchaser and (ii) may acquire the property under the conditions and at prices approved by the contract officer. The proceeds of any transfer or disposition will be applied to reduce any payment to be made by the government under this contract, credited to the price or cost of the work, or paid in any other manner directed by the contract officer.

(c)	The CONTRACTOR shall submit to the contract officer a list, certified as to quantity and quality of termination inventory not previously disposed of, excluding items authorized for disposition by the contract officer. The contractor may request the government to remove those items or enter into an agreement for their storage. Within fifteen (15) days, the government will accept title to those items and remove them or enter into a storage agreement. The contract officer may verify the list upon removal of the items, or if stored, within forty five (45) days from submission of the list, and shall correct the list, as necessary, before final settlement.

(d)	After termination, the CONTRACTOR shall submit a final termination settlement proposal to the contract officer in the form and with the certifications prescribed by the contracting officer. The CONTRACTOR shall submit the proposal promptly, but no more than one 1 year from the effective date of termination, unless extended in writing by the contract officer upon written request of the CONTRACTOR within this one 1 year period. However, if the contract officer determines that the facts justify it, a termination settlement proposal may be received and acted on after 1 year or any extension. If the CONTRACTOR fails to submit the proposal within the time allowed, the contract officer may determine, on the basis of information available, the amount, if any, due to CONTRACTOR because of the termination and shall pay the amount determined.

(e)	Subject to paragraph (d) of this clause, the CONTRACTOR and the contract officer may agree upon the whole or any part of the amount to be paid because of the termination. The amount may include a reasonable allowance for profit on work done. However, the agreed amount may not exceed the total contract price as reduced by (a) the amount of payments previously made and (b) the contract price of work not terminated.

C.	TERMINATION FOR DEFAULT:

1. Default. If the CONTRACTOR refuses or fails to perform any provision of this Contract with such diligence as will ensure its completion within the time specified in this contract, or any extension thereof, otherwise fails to timely satisfy any contract provision, or commits any other substantial breach of this Contract, the contract officer may notify the CONTRACTOR in writing of the delay or non-performance, and if not cured in ten days or any longer time specified in writing by the contract officer, such officer may terminate the contractor’s right to which there has been delay or a failure to properly perform. In the event of termination in whole or in part the procurement officer may procure similar supplies or services in a manner and upon terms deemed appropriate by the contract officer. The CONTRACTOR shall continue performance of the Contract to the extent it is not terminated and shall be liable for excess costs incurred in procuring similar goods or services.

2. Contractor’s Duties. Notwithstanding termination of the contract and subjects to any directions from the contract officer, the CONTRACTOR shall take timely, reasonable, and necessary action to protect and preserve property in the possession of the contractor in which the government has an interest.

3. Compensation. Payment for completed supplies delivered and accepted shall be at the contract price. Payment for the protection and preservation of property shall be in an amount agreed upon by the CONTRACTOR and contract officer. The government may withhold from amounts due the CONTRACTOR such sums as the contract officer deems to be necessary to protect the government against loss because of outstanding liens or claims of former lien holders and to reimburse the government for the excess costs incurred in procuring similar goods and services.

4. Excuse for Nonperformance or Delayed Performance. Except with respect to defaults of subcontractors, the CONTRACTOR shall not be in default by reason of any failure in performance of this contract in accordance with its terms (including any failure by the contractor to make progress in the prosecution of the work hereunder which endangers such performance) if the CONTRACTOR has notified the contract officer within 15 days after the cause of the delay and the failure arises out of causes such as, acts of God, acts of the public enemy, acts of Government and any other governmental entity in its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes or other labor disputes, freight embargo, or unusually severe weather. If the failure to perform is caused by the failure of a subcontractor to perform or to make progress, and if such failure arises out of causes similar to those set forth above, the CONTRACTOR shall not be deemed to be in default, unless the supplies of services to be furnished by the subcontractor were reasonably obtainable from other sources in sufficient time to permit the CONTRACTOR meet the Contract requirements.

Upon request of the CONTRACTOR, the contract officer shall ascertain the facts and extent of such failure, and if such officer determines that any failure to perform was occasioned by any one or more of the excusable causes, and that, but for the excusable cause, the CONTRACTOR’S progress and performance would have met the terms of this Contract, the delivery schedule shall be revised accordingly, subject to the rights of the government under the clause entitled “Termination for Convenience”.

5. Erroneous Termination for Default. If, after notice of termination of the contractor’s right to proceed under the provisions of this clause, it is determined for any reason that the contractor was not in default under the provisions of this clause, the rights and obligations of the parties shall, if the contract contains a clause providing termination for convenience, be the same as if the notice of termination had been issued pursuant to such clause.

6. Additional Rights and Remedies. The rights and remedies provided in this clause are in addition to any other rights and remedies provided by law or under this contract.

8.	INDEMNITY:

CONTRACTOR shall indemnify, defend and hold harmless the GOVERNMENT, its officers, employees and agents from and against any and all claims and demands whatsoever, including cost and attorneys fees, resulting from CONTRACTOR’s negligent acts or omissions in connection with performance of this Contract or use by the CONTRACTOR of any patented article, patented process, patented appliance, or copyright material.

9.	TAX CLEARANCE:

In accordance with the American Samoa Code Annotated, Title 11, as now or hereafter amended, the final payment on this agreement unless otherwise agreed to in writing by an authorized official of the GOVERNMENT, shall not be made until the CONTRACTOR obtains a written tax clearance from the Tax Office, to the effect that all delinquent taxes levied or accrued under American Samoa statutes against the CONTRACTOR have been paid.

10.	GOVERNING LAW, JURISDICTION:

This Contract shall be governed by and construed according to the laws of American Samoa. All judicial proceedings shall be in the High Court of American Samoa. The CONTRACTOR hereby appoints the Treasurer, Government of American Samoa, as agent for service within the jurisdiction, if the agent of contractor cannot be found in American Samoa after a reasonable search.

11.	COVENANT AGAINST COLLUSION:

CONTRACTOR warrants that neither he nor any of his employees have directly or indirectly entered into any secret or non-secret agreement, participated in any collusion, or otherwise taken any action in restraint of competition in connection with the bid or proposal submitted. For breach or violation of the warranty, the GOVERNMENT shall have the right to annul this agreement without liability or in its discretion to pursue the same remedies against the CONTRACTOR that the GOVERNMENT could pursue in the event of breach of contract by the CONTRACTOR, and as a penalty in addition to any other damages to which it may be entitled by law, to exemplary damages not to exceed 10% of the contract price.

12.	KICKBACKS:

(a)	Kickbacks Prohibited. GOVERNMENT may, by written notice to the CONTRACTOR, terminate the right of the CONTRACTOR to proceed under this Contract if it is found, after notice and hearing by the Contract Officer that any payment, gratuity, or offer of employment was made by or on behalf of a sub-contractor under a contract to the prime contractor, or higher tier sub-contractor, or any person associated therewith as an inducement for the award of a sub-contract or order.

(b)	Remedies of GOVERNMENT. In the event this Contract is terminated as provided in paragraph (a) hereof, the GOVERNMENT shall be entitled: (1) to pursue the same remedies against the CONTRACTOR that the GOVERNMENT could pursue in the event of a breach of this contract by the CONTRACTOR; or (2) recover the full amount of such payment, gratuity, or the amount of money which would have been earned as a result of the illegal offer of employment by the person so employed.

(c)	Prescribed Remedies not Exclusive. The rights and remedies of the GOVERNMENT provided in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or under this Contract.

13.	EXAMINATION OF RECORDS:

This clause applies if this contract was negotiated:

CONTRACTOR agrees that the Contract Officer, the Comptroller General of the United States, or the Secretary of the Interior, or any of their duly authorized agents or representatives, shall, until the expiration of three years after final payment under this contract, have access to and the right to examine any directly pertinent books, documents, papers, and records of the contractor involving transactions related to this Contract.

CONTRACTOR further agrees to include in all his subcontracts hereunder a provision to the effect that the subcontractor agrees that the Contract Officer, the Comptroller General of the United States, or the Secretary of the Interior, or any of their duly authorized agents or representatives, shall, until the expiration of three years after final payment under the subcontract, have access to and the right to examine any directly pertinent books, documents, papers and records of such subcontractor involving transactions related to this contract.

14.	CONTINGENT FEES:

The CONTRACTOR warrants that no person or selling agency has been employed or retained to solicit or secure this contract on an agreement or understanding for a commission, percentage, brokerage, or contingent fee, except bona fide employees or bona fide established commercial or selling agencies maintained by the contractor for the purpose of securing business. For breach or violation of this warranty, GOVERNMENT shall have the right to annul this contract without liability or in its discretion to deduct from the contract price, or consideration, or otherwise recover, the full amount of such commission, percentage, brokerage, or contingent fee.

15.	PROHIBITION AGAINST INTEREST IN CONTRACT:

(a)	No member of or delegate to the Congress of the United States or the Fono of American Samoa shall be admitted to any share or part of this Contract or to any benefit to arise from the same, provided that the foregoing provision of this if made with a corporation for its general benefit.

(b)	No employee of the Government who exercises any functions or responsibilities in connection with the carrying out of the project to which this contract pertains shall have any private interest, direct or indirect, in this contract.

16.	GRATUITIES:

Gratuities Prohibited. GOVERNMENT may, by written notice to the CONTRACTOR, terminate the right of the CONTRACTOR to proceed under this agreement if it is found, after notice and hearing by the Contract Officer, that gratuities (in the form of entertainment, gifts, or otherwise) were offered or given by the CONTRACTOR, or any agent or representative of the CONTRACTOR, to any officer or employee of the United States or of the American Samoa Government, including members of the American Samoa Legislature, with a view toward securing an agreement or securing favorable treatment with respect to the performing such an agreement, provided that the existence of the facts upon which the Contract Officer makes such findings shall be in issue and may be reviewed in any competent court.

17.	CONTRACT WORK HOURS AND SAFETY STANDARDS ACT OVERTIME COMPENSATION

This Contract, to the extent that it is of a character specified in the Contract Work Hours and Safety Standards Act (40 U.S.C. §§ 327-333), is subject to the following provisions and to all other applicable provisions and exceptions of such Act and the regulations of the United States Secretary of Labor promulgated thereunder.

(a)	Overtime Requirements:

No contractor or subcontractor contracting for any part of the contract work which may require or involve the employment of laborers, mechanics, apprentices, trainees, watchmen, and guards shall require or permit any laborer, mechanic, apprentice, trainee, watchmen, or guard in any work week in which he is employed on such work to work in excess of 8 hours in any calendar day or in excess of 40 hours in such work week on work subject to the provisions of the Contract Work Hours and Safety Standards Act, unless such laborer, mechanic, apprentice, trainee, watchman or guard receives compensation at a rate not less than one and one-half times his basic rate of pay for all such hours worked in excess of 8 hours in any calendar day or in excess of 40 hours in such work week, whichever is the greater number of overtime hours.

(b)	Violation, Liability for Unpaid Wages:

Liquidated Damages. In the event of any violation of the provisions of paragraph (a), the contractor and any subcontractor responsible therefore shall be liable to any affected employee for his unpaid wages. In addition, such contractor and subcontractor shall be liable to the American Samoa Government for liquidated damages. Such liquidated damages shall be computed with respect to each individual laborer, mechanic, apprentice, trainee, watchman, or guard employed in violation of the provisions of paragraph (a) in the sum of $10 for each calendar day on which such employee was required or permitted to be employed on such work in excess of 8 hours or in excess of his standard work week of 40 hours without payment of the overtime wages required by paragraph (a).

(c)	Withholding for Unpaid Wages and Liquidated Damages:

The Contract Officer may withhold from the government prime contractor, from any monies payable on account of work performed by the contractor or subcontractor, such sums as may administratively be determined to be necessary to satisfy any liabilities of such contractor or subcontractor for unpaid wages and liquidated damages as provided in the provisions of paragraph (b).

(d)	Subcontracts:

The contractor shall insert paragraphs (a) through (d) of this clause in all subcontracts, and shall require their inclusion in all subcontracts of any tier.

(e)	Records:

The CONTRACTOR shall maintain payroll records containing the information specified in 20 CFR 516.2(a). Such records shall be preserved for three years from the completion of the contract.

19.	EQUAL OPPORTUNITY:

This clause applies to all contracts in excess of $10,000:

(a)	CONTRACTOR will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. CONTRACTOR will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, or national origin. Such action shall include, but not be limited to, the following: employment, upgrading, demotion, or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship. Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contract officer setting forth the provisions of the equal opportunity clause.

(b)	CONTRACTOR will, in all solicitations or advertisements for employees placed by or on behalf of the CONTRACTOR, state that all qualified applicants will receive consideration for employment, without regard to race, color, religion, sex, or national origin.

(c)	CONTRACTOR will send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the CONTRACTOR advising the labor union or workers’ representative of the CONTRACTOR’s commitments under this Equal Opportunity Clause, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

(d)	CONTRACTOR will comply with all provisions of Executive Order No. 11246 of September 24, 1965, as amended by Executive Order No. 11375 of October 13, 1967, and of the rules, regulations, and relevant orders of the United States Secretary of Labor.

(e)	CONTRACTOR will furnish all information and reports required by Executive Order No. 11246 of September 24, 1965, as amended by Executive Order No. 11375 of October 13, 1967, and by the rules, regulations and orders of the Secretary of Labor, or pursuant thereto, and will permit access to his books, records, and accounts by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

(f)	In the event of the CONTRACTOR’s noncompliance with the Equal Opportunity Clause of this contract or with any of the said rules, regulations, orders, this contract may be canceled, terminated, or suspended, in whole or in part, and the CONTRACTOR may be declared ineligible for further ASG contracts in accordance with procedures authorized in Executive Order No. 11246 of September 24, 1965, as amended by Executive Order No. 11375 of October 13, 1967, and such other sanctions may be imposed and remedies invoked as provided in Executive Order No. 11375 of October 13, 1967, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

(h)	CONTRACTOR will include the provisions of paragraphs (a) through (g) in every subcontract or purchase order unless exempted by rules, regulations, or orders of the United States Secretary of Labor issued pursuant to Section 204 of Executive Order No. 11246 of September 24, 1965, as amended by Executive Order No. 11375 of October 13, 1967, so that such provisions will be binding upon each subcontract or purchase order as ASG may direct as a means of enforcing such provisions, including sections for non-compliance. Provided, however, that in the event the CONTRACTOR becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the contracting agency, the CONTRACTOR may request ASG to enter into such litigation to protect the interests of ASG.

CONTRACTOR	AMERICAN SAMOA GOVERNMENT

/S/ NELSON TANAKA	/s/ Illegible
(signature)	(signature)
Contract Officer
Nelson Tanaka	(Procurement Office)
Printed or typed name

Chief Operating Officer
Title	Typed or printed name

Preliminary Approvals:

(a) Department Representative:

/s/ Illegible

(b) Attorney General (Form)

/s/ Illegible

(c) Budget (Funding)

/s/ Illegible
850629-5321